Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aspen Aerogels, Inc.:

We consent to the use of our report dated March 8, 2019, with respect to the consolidated balance sheets of Aspen Aerogels, Inc. as of December 31, 2018 and 2017, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, and financial statement schedule (collectively, the “consolidated financial statements”), incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

March 8, 2019